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                                                                    Exhibit 99.1

[LOGO] INTEREP


                 INTEREP RAISES AN ADDITIONAL $5 MILLION THROUGH
                                PRIVATE PLACEMENT


                                                           FOR IMMEDIATE RELEASE

NEW YORK -- June 10, 2002 -- Interep (NASDAQ: IREP) announced it has secured an additional $5 million of equity financing through a private placement of securities with a group of institutional investors.

Following customary Nasdaq review, the investors will receive 50,000 units consisting of: 1 share of $100 face value, 4% pay in kind, Series A convertible preferred stock; together with 6.25 warrants. Each share of preferred stock is convertible into twenty-five shares of Interep's Class A common stock. Each warrant may be exercised within the next five years to acquire one share of Class A common stock at $4 per share.

"This brings the total amount of new capital raised to $11 million," stated Ralph Guild, Chairman and CEO. "These investments reflect the market's support of our long term growth strategy."


About Interep:

Interep is the nation's largest independent advertising sales and marketing company specializing in radio, the Internet and complementary media, with offices in 20 cities. Interep is the parent company of ABC Radio Sales, Allied Radio Partners, Cumulus Radio Sales, D&R Radio, Infinity Radio Sales, McGavren Guild Radio, MG/Susquehanna, SBS/Interep, as well as Interep Interactive, the company's interactive representation and web publishing division specializing in the sales and marketing of on-line advertising, including streaming media. Interep Interactive includes Cybereps, Winstar Interactive and Perfect Circle Media. In addition, Interep provides a variety of support services, including: consumer and media research, sales and management training, promotional programs and unwired radio "networks." Clients also benefit from Interep's new business development team, the Interep Marketing Group. For more information, visit the company's website at www.interep.com.

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For more information, visit the company's website at www.interep.com.

Contact:        Ralph Guild       (212) 916-0508

                Bill McEntee      (561) 227-0601

                       Or

                Mike Frank        (201) 659-0101   mike@mikefrankassociates.com